Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC.
REPORTS FIRST-QUARTER 2007 FINANCIAL RESULTS

Perris, Calif.—May 15, 2007—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the first quarter ended March 31, 2007.

Net sales for the quarter ended March 31, 2007, were $27.5 million compared to $36.9 million for the quarter ended March 31, 2006. The decrease in sales in 2007 was primarily due to lower sales volume in the education market in California and Florida due to project delays. The Company believes that the education market and its market share have remained relatively consistent from 2006 to 2007 and that the decrease in its revenue from California and Florida is primarily due to the unpredictable timing of large permanent construction projects in these markets. Although delays in the education market resulted in a slow start to the quarter, March revenues were stronger and in line with management’s expectations. The first quarter of 2006 included $3.4 million in net sales from Modtech’s loss-making Texas operation, compared to no net sales in the first quarter of 2007, when, due to continuing sluggish sales throughout 2006, the Texas factory was closed.

Gross profit margin was $1.1 million, or 4.0% of sales, in the first quarter of 2007, compared to $2.3 million, or 6.2% of sales, in the first quarter a year ago. Gross profit margin declined as sales declined and the Company was not able to adequately cover its fixed manufacturing costs, particularly early in the quarter due to delays in key education projects.

Selling, general, and administrative expenses (SG&A) for the quarter ended March 31, 2007, were $3.6 million compared to $3.3 million for the quarter ended March 31, 2006. The increase in SG&A as a percentage of net sales was primarily attributable to an increase in non-cash stock compensation expense of $0.3 million combined with increased legal and professional services fees.

Other income, net, for the first quarter of 2007 was $3.1 million compared to other expense, net, of $2.9 million in the first quarter of 2006. Key changes in other expense, net, are as follows:

•	Interest expense was $0.6 million on total debt of $13.1 million at March 31, 2007, compared to interest expense of $1.1 million on total debt of $33.1 million at March 31, 2006.

•
In the quarter ended March 31, 2006, the Company recognized a $2.1 million loss on extinguishment of debt. This consisted of the write-off of the unamortized debt issue costs of the Fortress Credit Corp. credit facility when it was replaced in the first quarter of 2006 with a credit facility from Bank of America N.A. No similar transaction or loss occurred during the quarter ended March 31, 2007.

•
The Company recognized a non-cash gain of $4.8 million related to warrant derivatives in the first quarter of 2007, compared to a non-cash gain of $0.7 million in the first quarter of 2006. The gain in each period was due to a decrease in the trading price of the Company’s stock.

•	Amortization of debt issuance costs was $0.3 million for both the quarter ended March 31, 2007 and the quarter ended March 31, 2006.

•
Accretion of debt discount for the first quarter of 2007 was $1.0 million, which included $0.5 million in incremental non-cash charges related to the discount on the $1.5 million conversion of convertible notes in the quarter. This compared to an accretion of $0.3 million for the first quarter of 2006.

Net income for the quarter was $0.5 million, or $0.02 per diluted share, on 21.6 million weighted-average shares outstanding, compared to a net loss of $3.9 million, or $0.23 per share, on 17.1 million weighted-average shares outstanding, in the first quarter of 2006.

Total backlog as of April 30, 2007, was $45.3 million, consisting of orders of $38.2 million from California, $3.0 million from Arizona and $4.1 million from Florida.

Modtech Chief Financial Officer Ken Cragun commented: “Our financial performance for the first quarter was disappointing, as project delays in the education market negatively impacted this seasonally slow quarter. Our balance sheet, however, continues to improve, as evidenced by the fact that we had $13.1 million in debt outstanding at March 31, 2007, down from $33.1 million a year ago. An improvement in working capital, to $28.1 million at March 31, 2007 from $1.9 million a year ago, was accompanied by a significant reduction in interest expense. Although the first quarter started slowly, we exited the quarter with profitable results in the month of March, which we expect to continue throughout the second quarter of 2007.”

Modtech President and Chief Executive Officer Dennis Shogren commented: “Although March met our expectations for both revenue and gross margin, it was not sufficient to overcome the very slow start we had in California and Florida during the first six weeks of the year.

“I am encouraged, however, by continued improvements in our operational efficiencies, which were reflected in improved gross margin in March as the volume returned to anticipated levels. We have also seen a significant improvement in the quality of our products, as evidenced by positive written comments from customers and inspection agencies. These improvements are fundamental to our future success as we focus on our expanded product offerings and increasing volume.

“Finally,” said Shogren, “we anticipate that the second-quarter results will be significantly stronger than the first-quarter results.”

Teleconference Information:
At 1:30 p.m. PDT (4:30 p.m. EDT) today the Company will hold a teleconference to discuss the financial results and outlook. To participate in the teleconference, please call toll-free 800-291-8929 (or 706-634-0478 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live via the Internet at www.modtech.com., under the investor relations link, or at www.earnings.com. For those unable to attend, this website will host an archive of the call. A telephone replay will be available for 48 hours beginning at approximately 4:30 p.m. PDT today. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 5873034.

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Forward-looking Statements:
Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

[Financial data on following pages]

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4,015,000	$6,292,000
Restricted cash	5,371,000	9,139,000
Contracts receivable, less allowance for contract adjustments of $2,280,000 and
$2,358,000 in 2007 and 2006, respectively	23,037,000	27,910,000
Costs and estimated earnings in excess of billings on contracts	15,047,000	16,144,000
Inventories	5,840,000	6,282,000
Prepaid assets	1,197,000	1,032,000
Insurance receivable	3,535,000	3,535,000
Other current assets	104,000	112,000
Total current assets	58,146,000	70,446,000

Property and equipment, net	11,011,000	11,118,000
Goodwill	38,303,000	38,303,000
Debt issuance costs, net	1,105,000	1,369,000
Other assets	2,027,000	1,574,000
Total assets	$110,592,000	$122,810,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,156,000	$22,419,000
Accrued liabilities	10,395,000	16,190,000
Billings in excess of costs and estimated earnings on contracts	1,167,000	2,009,000
Current maturities of long-term debt, net	3,328,000	3,508,000
Total current liabilities	30,046,000	44,126,000

Long-term debt, net, excluding current portion	9,787,000	10,326,000
Other long-term liabilities	1,497,000	1,517,000
Total liabilities	41,330,000	55,969,000
Shareholders’ equity:
Series A preferred stock, $0.01 par value. Authorized 5,000,000 shares;
no shares issued and outstanding in 2007 and 2006	-	-
Common stock, $0.01 par value. Authorized 55,000,000 shares; issued and
outstanding 21,419,415 and 21,008,855 in 2007 and 2006, respectively	214,000	210,000
Additional paid-in capital	135,460,000	133,571,000
Accumulated deficit	(66,412,000)	(66,940,000)
Total shareholders’ equity	69,262,000	66,841,000
Total liabilities and shareholders’ equity	$110,592,000	$122,810,000

MODTECH HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2007	2006

Net sales	$27,500,000	$36,904,000
Cost of goods sold	26,411,000	34,617,000
Gross profit	1,089,000	2,287,000
Selling, general and administrative expenses	3,645,000	3,298,000
Loss from operations	(2,556,000)	(1,011,000)
Other income (expense):
Interest expense	(561,000)	(1,128,000)
Interest income	77,000	107,000
Loss on extinguishment of debt	-	(2,058,000)
Gain on warrant and embedded derivatives	4,838,000	737,000
Amortization of debt issuance costs	(264,000)	(311,000)
Accretion of debt discount	(1,018,000)	(271,000)
Other income, net	12,000	34,000
	3,084,000	(2,890,000)
Income (loss) before income taxes	528,000	(3,901,000)
Income tax expense (benefit)	-	-
Net income (loss)	$528,000	$(3,901,000)

Basic earnings (loss) per common share	$0.02	$(0.23)

Basic weighted-average common shares outstanding	21,159,394	17,062,219

Diluted earnings (loss) per common share	$0.02	$(0.23)

Diluted weighted-average common shares outstanding	21,581,861	17,062,219